UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 5, 2011

RAIT Financial Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-14760	23-2919819
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2929 Arch St., 17th Floor, Philadelphia, Pennsylvania		19104
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(215) 243-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

The disclosure in Item 2.03 below is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a) On October 5, 2011, RAIT Financial Trust, or RAIT, and Taberna Preferred Funding VIII, Ltd., or Taberna, entered into an exchange agreement pursuant to which RAIT issued four senior secured notes, or the senior notes, with an aggregate principal amount equal to $100 million to Taberna in exchange for a portfolio of real estate related debt securities, or the exchanged securities, held by Taberna. Taberna is a subsidiary of RAIT and, as a result, the senior secured notes will be eliminated in consolidation. Another subsidiary of RAIT serves as the collateral manager of Taberna. The senior notes and the exchanged securities were determined to have approximately equivalent fair market value at the time of the exchange.

The senior notes were issued pursuant to an indenture agreement dated October 5, 2011 between RAIT and Wilmington Trust Company, National Association, as trustee, or WTC, to Hare & Co., as the nominee of WTC. The indenture contains customary events of default, including those relating to nonpayment of principal or interest when due and defaults based upon events of bankruptcy and insolvency. The four senior notes have the following terms:

Note Number	Principal Amount	Interest Rate	Maturity Date

1 2 3 4	$25,000,000 $25,000,000 $25,000,000 $25,000,000	6.75% 6.85% 7.15% 7.25%	April 30, 2017 October 30, 2017 October 30, 2018 April 30, 2019

Interest is at a fixed rate and accrues from October 5, 2011 and will be payable quarterly in arrears on October 30, January 30, April 30 and July 30 of each year, beginning October 30, 2011. The senior notes are secured and are not convertible into equity securities of RAIT.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAIT Financial Trust

October 11, 2011	By:	/s/ Jack E. Salmon

Name: Jack E. Salmon
Title: Chief Financial Officer and Treasurer